Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Trident Digital Tech Holdings Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class B ordinary shares, par value US$0.00001 per share	(1)	Other	230,191,250	$0.0560	$12,890,710.00	0.0001381	$1,780.20

Total Offering Amounts:						$12,890,710.00		1,780.20
Total Fee Offsets:
Net Fee Due:								$1,780.20

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Offering Note(s)

(1)	The Class B ordinary shares, par value US$0.00001 per share of Trident Digital Tech Holdings Ltd (the “Registrant”) registered hereunder are represented by American depositary shares “(ADSs”), each representing eight Class B ordinary shares, par value US$0.00001 per share. The Registrant’s ADSs issuable upon deposit of the Class B ordinary shares have been registered under a separate registration statement on Form F-6 (Registration No. 333- 275089).

Represents Class B ordinary shares, par value US$0.00001 per share to be issued upon exercise of awards to be granted under the 2023 Equity Incentive Plan, as amended and restated.

Estimated solely for the purpose of determining the amount of registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high ($0.536) and low ($0.36) prices for the Registrant’s ADS on the Nasdaq Capital Market on January 5, 2026, and adjusted for the ADS-to-Class B ordinary share ratio.